Exhibit 8
[***]   INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
CALITHERA BIOSCIENCES, INC.
SECURITIES REPURCHASE AND CVR AGREEMENT
This Securities Repurchase and CVR Agreement (this “Agreement”) is dated as of April 17, 2023, between Calithera Biosciences, Inc., a Delaware corporation (the “Company”) and Takeda Ventures, Inc. (the “Stockholder”).
Whereas, the Company previously issued 1,000,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) (as defined in the Company’s Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, dated October 18, 2021, the “Series A Certificate of Designation”) to the Stockholder, pursuant to that certain Preferred Stock Purchase Agreement, dated October 18, 2021 (the “Securities Purchase Agreement”).
Whereas, pursuant to the Series A Certificate of Designation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event (as defined therein), the holder of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders in preference to the holders of common stock, par value $0.0001 per share (the “Common Stock”), an amount per share equal to the greater of: (i) the Series A Original Issue Price (as defined therein), plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock immediately prior to such liquidation dissolution or Deemed Liquidation Event.
Whereas, the Company and Stockholder desire to effectuate the repurchase (the “Repurchase”) of all 1,000,000 shares of Series A Preferred Stock, for the Repurchase Price (as defined below).
Whereas, any term not defined herein, shall have the same meaning as defined in the Securities Purchase Agreement.
Now Therefore, In Consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Stockholder agree as follows:
ARTICLE I

REPURCHASE OF SERIES A PREFERRED STOCK

1.1 Repurchase of Series A Preferred Stock.

(a)    Subject to the terms and conditions of this Agreement, Stockholder agrees to sell to the Company and transfer at the Closing (as defined below), and the Company agrees to redeem from Stockholder, 1,000,000 shares of Series A Preferred Stock, for (a) $4,000,000.00 in cash wired to the account designated by Stockholder at Closing, (b) the Option right (as defined below) and (c) the Contingent Value Right (as defined below) (collectively (a) through (c), the “Repurchase Price”). The shares of Series A Preferred Stock repurchased pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”

1.2    Closing; Delivery.
(a)    The Repurchase of the Shares shall take place remotely via the exchange of documents and signatures, on the date hereof (which time and place are designated as the “Closing”).
(b)    At the Closing, Stockholder shall deliver to the Company (i) a duly executed stock power substantially in the form attached hereto as Exhibit A against payment of and issuance of the rights in the Repurchase Price by the Company to the Stockholder therefor, and (ii) a completed and executed U.S. Internal Revenue Service Form W-9. Stockholder and Company each agrees to deliver any other documents reasonably requested by the other Party and reasonably cooperate with the other Party to effectuate the Repurchase and the rights granted herein.
1.3    Release. Effective as of the Closing, and in partial consideration of the consummation of the transactions set forth herein, Stockholder and the Company each, for itself and its affiliates, successors, assigns and agents (collectively, the “Releasors”), hereby forever fully, irrevocably and unconditionally releases and discharges the other party and its respective affiliates, subsidiaries (direct and indirect), stockholders, directors, officers, partners, members, employees, agents, lenders (and agents related thereto) and representatives (the “Released Parties”) from any and all actions, suits, claims, demands, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, promises, judgments, liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising on or prior to the closing of the Repurchase, which such Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated and that now exist solely related to the Repurchase, the Shares and/or Securities Purchase Agreement (collectively, “Released Claims”); provided, however, that the Released Claims shall not include, and the Releasor does not waive any (i) claims that Releasor may have that Releasor by law may not waive, or (ii) claims for breach of this Agreement. Each of the Releasors hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim.
1.4    Representations and Warranties of Stockholder. Stockholder hereby represents and warrants that the following representations are true and complete as of the date hereof:
(a)    Stockholder has full corporate right, power and authority to enter into this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the performance of all obligations hereunder have been duly authorized by all requisite corporate action on the part of Stockholder. This Agreement constitutes the valid and legally binding obligation of Stockholder, enforceable in accordance with its terms.
1.5    Representations and Warranties of Company. The Company hereby represents and warrants that the following representations are true and complete as of the date hereof:
(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business presently conducted and as proposed to be conducted.
(b)    The Company has full corporate right, power and authority to enter into this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the performance of all obligations hereunder have been duly authorized by all requisite corporate action on the part of the Company. This Agreement constitutes the valid and legally binding obligation of Company, enforceable in accordance with its terms.
(c)    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, material agreement, note, indenture, deed of trust, license, license agreement or mortgage; or (ii) a violation of the Company’s bylaws or the Company’s Certificate of Incorporation.

(d)    The Company has available sufficient cash or other sources of immediately available funds to conduct business and to pay the cash portion of the Repurchase Price. No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Company or any of its assets or properties, is pending or, to the knowledge of the Company, threatened. The Company has not taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings.
(e)    As of the date of this Agreement, there are 4,872,497 shares of Common Stock outstanding and following the Repurchase there will be no shares of preferred stock outstanding.
ARTICLE II

Option
2.1    Option. Until May 15, 2023, Stockholder shall have the exclusive option to request that the Company transfer to Stockholder or its designated affiliate, without any additional payment therefor, all of its rights, title and ownership interest in all shares Company holds as of the Closing in [***], including [***] shares of common stock (such shares, the “Option Shares”, and such option, the “Option”). Stockholder may exercise its Option by providing written notice thereof to Company and the Company shall promptly provide and enter into such documents as may be reasonably requested by Stockholder to effectuate the foregoing share transfer.
2.2    No Transfer; Right to Abandon. Except pursuant to the exercise of the Option, the Option Shares may not be sold, assigned, transferred, pledged or encumbered in any manner by the Company after the date of this Agreement until May 15, 2023. Notwithstanding anything to the contrary contained herein, Stockholder may at any time at its option abandon its Option by written notice to Company.
ARTICLE III

Contingent Value Right
3.1    Contingent Value Right. As of the Closing, Company hereby declares and issues to Stockholder a contractual contingent value right to receive the Takeda Liquidation Distribution (as defined below) pursuant to this Article III (the “Contingent Value Right”).
3.2    CVR Agent. Within thirty (30) days after the Closing, the Company shall designate an agent and any successor thereto (“CVR Agent”) to act as the contingent value rights agent to hold the Takeda Liquidation Distribution (as defined below) deposited and to distribute any cash or marketable securities of the Company in accordance with this Article III. Company agrees to amend its previously approved plan of dissolution and wind-up to take into account the Contingent Value Right set forth herein. The CVR Agent will communicate with the Stockholder from time to time regarding the status of the dissolution and wind-up of the Company and will provide prior written notice to Stockholder if he/she resigns and the name and contact information of his/her successor as CVR Agent.
3.3    Dissolution Approved by Common Stockholders. In the event that a voluntary liquidation, dissolution or winding up of the Company subject to the Contingent Value Right set forth herein is approved by a majority of the holders of shares of Common Stock outstanding as of the record date for a special meeting to be held prior to June 30, 2023, to approve such action (an “Approved Liquidation”), the holders of shares of Common Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to a maximum of $0.40 per share, (the “Common Stock Liquidation Distribution”). In no event shall the Common Stock Liquidation Distribution exceed $2,000,000.00 in the aggregate, and the timing of such distribution shall be made by the board of directors of the Company in accordance with Delaware General Corporation Law regarding distributions to stockholders. Subject to Section 3.5 below, the remaining cash and marketable securities (if any) of the Company shall at the appropriate time and upon determination by the board of directors of the Company in accordance with Delaware General Corporation Law be available for distribution to Stockholder (the “Takeda Liquidation Distribution”).

3.4    Dissolution Not Approved by Common Stockholders. In the event there is no Approved Liquidation, the Common Stock Liquidation Distribution shall not occur, and $2,000,000.00 shall instead be added to the Takeda Liquidation Distribution. In such event, subject to a determination by the board of directors of the Company in accordance with Delaware General Corporation Law regarding distributions to stockholders, the Company shall use commercially reasonable efforts to enable a distribution of such $2,000,000.00 to the Stockholder pursuant to the Contingent Value Right prior to December 31, 2023. The remaining Takeda Liquidation Distribution shall be distributed pursuant to the last sentence of Section 3.3.
3.5    Acknowledgement. The Stockholder acknowledges and agrees that except as set forth herein, the board of directors of the Company shall be under no affirmative obligation with respect to any amount or timing with respect to any distributions pursuant to the Contingent Value Right, and such distributions shall only be to the extent permitted by Delaware General Corporation Law governing distributions to stockholders. In no event shall distributions to the Stockholder pursuant to the Contingent Value Right when added together with the cash portion of the Repurchase Price and the fair value of the Option Shares (if applicable and determined as of the date of transfer to the Stockholder) exceed $35,000,000.00 in the aggregate.
3.6    No Other Interest. The Contingent Value Right will not represent any equity or ownership interest in the Company and the Contingent Value Right will not have any voting rights.
3.7    No Transfer; Right to Abandon. The Contingent Value Right may not be sold, assigned, transferred, pledged or otherwise encumbered by the Stockholder, except to an affiliate of the Stockholder, without the prior written consent of the Company. Notwithstanding anything to the contrary contained herein, Stockholder may at any time at its option abandon all of its remaining rights in the Contingent Value Right by written notice to Company or CVR Agent.
ARTICLE IV

MISCELLANEOUS
4.1    Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the Repurchase.
4.2    Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
4.3    Governing Law. This Agreement shall be governed by the internal law of the State of Delaware without regard to principles of conflicts of law.
4.4    Counterparts. This Agreement may be executed in counterparts by a single party, each of which when taken together shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.5    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
4.6    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page hereto, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 10.5. If notice is given to the Company, a copy shall also be sent to Cooley LLP, 3175 Hanover Street, Palo Alto, CA 94304, Attn: John T. McKenna, and if notice is given to the Stockholder, a copy shall also be given to (i) Takeda Ventures, Inc., 9625 Towne Centre Dr San Diego, CA 92121 United States Attn: Head of Takeda Ventures; (ii) Takeda Ventures, Inc., 40 Landsdowne Street Cambridge, MA 02139 Attn: Head of R&D Legal and email to: CEI.Legal.Notices@takeda.com; and (iii) Morgan, Lewis & Bockius LLP, 110 North Wacker Drive, Chicago, IL 60606-1511, Attn: Benjamin H. Pensak.
4.7    Waivers. A party’s consent to or waiver, express or implied, of the other party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching party. A party’s failure to complain of any act, or failure to act, by the other party, to declare the other party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such party of its rights hereunder, of any such breach, or of any other obligation or condition. A party’s consent in any one instance shall not limit or waive the necessity to obtain such party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the party granting such consent or waiver.
4.8    Severability. Nothing in this Agreement shall be construed to require the commission of any act contrary to applicable law. If any one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
4.9    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring.
4.10    Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Parties as to the subject matter hereof. Except as set forth in this Section 4.10, (a) all prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings with respect to the subject matter of this Agreement are hereby superseded and merged into, extinguished by and completely expressed by this Agreement and (b) neither party shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by both parties.

4.11    Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the state of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the state of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
Signature Pages Follow

In Witness Whereof, the parties have executed this Securities Repurchase and CVR Agreement as of the date first written above.

COMPANY: Calithera Biosciences, Inc.

By
Name:	Stephanie Wong
Title:	Chief Financial Officer

STOCKHOLDER: Takeda Ventures, Inc.

By
Name:	Michael Martin
Title:	Head, R&D Center for External Innovation
Signature Page to Securities Repurchase and CVR Agreement

Exhibit A
STOCK POWER
FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto Calithera Biosciences, Inc., 1,000,000 shares of Series A Convertible Preferred Stock of Calithera Biosciences, Inc., a Delaware corporation (the “Corporation”), registered in the name of the undersigned on the books of the Corporation and does hereby irrevocably constitute and appoint the Secretary of the Corporation to transfer said shares on the books of the Corporation with full power of substitution in the premises.
Dated: April 17, 2023

Takeda Ventures, Inc.

By:
Name:	Michael Martin
Title:	Head, R&D Center for External Innovation